UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 29, 2010

PHOENIX FOOTWEAR GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31309	15-0327010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5840 El Camino Real, Suite 106 Carlsbad, CA	92008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including are code (760) 602-9688

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amended Credit Facility

On April 29, 2010, Phoenix Footwear Group, Inc. (the “Company”), together with its subsidiaries, and First Community Financial, a division of Pacific Western Bank (“First Community Financial”), entered into an Amendment to Accounts Receivable and Inventory Security Agreement (“the Amendment”). The Amendment amended and modified a term of the Accounts Receivable and Inventory Security Agreement dated December 4, 2009 (the “Credit Facility”) among the Company, its subsidiaries, and First Community Financial. As previously reported, under the Credit Facility, the Company can borrow up to $4.5 million (subject to a borrowing base which includes Eligible Accounts Receivable and Eligible Inventory). The Eligible Inventory sublimit included in the borrowing base was originally capped at $1.5 million and starting January 15, 2010 was to be reduced on a monthly basis by $200,000 per month until such amount reached $300,000. Under the Amendment, the definition of Eligible Inventory in the Credit Agreement was modified to hold the Eligible Inventory sublimit included in the borrowing base constant at its current level of $700,000 until December 3, 2010 at which time it shall be reduced by $40,000 per week until such amount reaches $500,000.

As of May 1, 2010, the Company had $2.6 million outstanding under the Credit Facility with remaining availability of $343,000.

New Term Loan Facility

On April 29, 2010, the Company, together with its subsidiaries, also entered into a Promissory Note with First Community Financial pursuant to which the Company borrowed $800,000 from First Community Financial under a term loan facility, the proceeds of which will be used for the Company’s ongoing working capital needs. In consideration for the term loan facility, the Company paid First Community Financial a commitment and funding fee of $16,000.

Borrowings under the term loan facility accrue interest at a rate of 12.00% per annum. Late payments are subject to additional penalties and fees. Interest on the unpaid balance shall be payable on the 10th day of each month commencing May 10, 2010, and continuing until the entire principal and interest under the note has been paid in full. Principal shall be payable in successive weekly installments in accordance with the following schedule:

•	$20,000 commencing on July 9, 2010 and continuing on the Friday of each week thereafter until August 27, 2010;

•	$48,000 commencing on September 3, 2010 and continuing on the Friday of each week thereafter until October 29, 2010; and

•	$52,000 commencing on November 5, 2010 and continuing on the Friday of each week thereafter until November 26, 2010.

The Promissory Note includes various customary obligations and events of default with which the Company has to comply in order to avoid penalties, including repayment defaults, defects in the security interest of First Community Financial and breaches of any representation, warranty or covenant under the Credit Facility. The occurrence of an event of default could result in the acceleration of all obligations of the Company to First Community Financial with respect to indebtedness. In addition, the term loan facility is collateralized by all of the Company’s personal property and guaranteed in accordance with the Credit Facility.

The description of the agreements above is qualified in its entirety by reference to the full text of the applicable agreements, copies of which will be attached as exhibits to the Company’s quarterly report on Form 10-Q for the three months ended April 3, 2010.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in this current report on Form 8-K under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX FOOTWEAR GROUP, INC.
(Registrant)

Date: May 5, 2010	/s/ DENNIS T. NELSON
Dennis T. Nelson
Chief Financial Officer, Secretary and Treasurer